Exhibit 10.2

Conner LLP
100 PARK AVENUE
SUITE 1600
NEW YORK, NEW YORK 10017
917-860-1425
www.connercpa.com
______________________________________________________________________________

Direct Contact:
Kevin J. Conner, MST, CPA
Managing Partner
kconner@connercpa.com

23 September 2011

Mr. John Lorenz, CEO
Global Recycling Technologies, Ltd.
4802 East Ray Road
Phoenix, Arizona 85044

Dear Mr. Lorenz:

Introduction

We sincerely appreciate this opportunity to provide SEC consulting services.

Our primary goal is to develop a long-term, mutually beneficial relationship with you and the Company through earning your trust in us as a substantial member of the team of professionals that is necessary for SEC issuers and a trusted advisor as you build and grow your company.

The partners in our firm each have over 20 years experience in a myriad of SEC related matters including being M&A advisors primarily on the buy-side, management/board level consulting, officers and directors of SEC issuers for 40 Act and 34 Act companies and our affiliated firm, Conner & Associates, PC is a certified public accounting firm that performs audits of SEC issuers and is registered with the Public Company Accounting Oversight Board.  The firm recently completed its Peer Review through the AICPA’s National Peer Review Program.

We assign one partner and at least one associate to each of our client engagements in order to develop a continuity of the services being provided and to ensure the highest level of service.  All partners and associates of our firm have at least 15 years of professional, managerial and entrepreneurial experience.

In November 2011, our firm will be celebrating its 20th anniversary.

We have several SEC clients that we perform similar services as outlined in this agreement; references are available upon request.

Agreement

This agreement outlines our mutual understanding of the terms and objectives of Conner LLP’s (“the Firm”) engagement and the nature and limitations of the services the Firm will provide on behalf of Global Recycling Technologies, Inc. (“Global”) and Environmental Credits, Ltd. (“ECVL”) (collectively the Company”)

Mr. John Lorenz, CEO
Global Recycling Technologies, Ltd.
23 September 2011

__________________________________________________________________________________________________________________

Professional standards require that the Firm establishes a mutual understanding with the Company about the nature, scope and limitations of the professional services to be performed and specify that the understanding should be modified if the circumstances require a change during the engagement. The Firm reserves the right to make such modifications if the circumstances warrant.

Services

The Firm will perform the following professional services:

1.	Assist management of the Company (post-merger) in the financial due diligence on future potential mergers and acquisitions.

2.	Assist management of Global in its pending merger with ECVL as to its pending SEC reporting requirements.

3.	Assist management of the Company in its SEC reporting requirements starting with the Super 8-K for the pending merger.

4.	Assist management of the Company in drafting the Form 10-Qs and related financial statements (post-merger and acceptance of the 8-K by the SEC) through the quarterly period ending September 30, 2012.

5.	Assist management of the Company and its SEC legal counsel in drafting the Form 10-K and related financial statements as of and for the year ending December 31, 2011.

6.	Assist management of the Company in its post-merger period to integrate its financial reporting systems.

There are no other professional services contemplated under this agreement.

It is expressly agreed that no member of the Firm will be named the Chief Financial Officer or any other officer’s position nor will they be identified as a related party to the Company until the Company is able to secure sufficient Officers & Directors insurance.

Term

The term of this agreement is from September 23, 2011 through November 15, 2012; the filing date of the Form 10-Q as of and the nine months ending September 30, 2012.

Either party may terminate this agreement with 90 days written notice.  Only a written instrument expressing the agreement of both parties shall amend this agreement. The laws of the State of New York shall govern this agreement, without reference to its conflict of law principles.

John Lorenz, CEO
Global Recycling Technologies, Ltd.
23 September 2011

__________________________________________________________________________________________________________________

Reliance on Information

Regarding any information or material that the Company furnishes to the Firm in connection with the performance of professional services under this agreement, The Company acknowledges and confirms that (i) The Firm will use and rely on such information and material without independently verifying the same, (ii) The Firm does not assume responsibility for the accuracy or completeness of any of the information or material, (iii) The Firm will not make any appraisal, evaluation or determination regarding such information or material of The Company and (iv) The Firm shall not have any liability in connection with such information or material.  The Company shall promptly notify the Firm if it learns of any material inaccuracy or misstatement in, or material omission from, any information or material delivered to the Firm.

Indemnification

It is mutually understood that the Firm is not acting as agent or fiduciary of, and has no liabilities to the Company or any other third party in connection with this agreement or any services hereunder, all of which liabilities are expressly waived.  The Company agrees to indemnify and hold the Firm and its affiliates, control persons, directors, officers, advisors, representatives, employees and agents (each an “Indemnified Person”) harmless from and against all losses, claims, damages, liabilities, costs or expenses, including those resulting from any threatened or pending investigation, action, proceeding or dispute, whether or not the Firm or any such other Indemnified Person is a party to such investigation, action, proceeding or dispute, arising out of the Firm entering into or performing services under this agreement, or arising out of any matter including, without limitation, any material misstatement or omission of a material fact in any information provided to the Firm in this agreement.

This indemnity shall also include the Firm’s and/or any such other Indemnified Person’s reasonable attorneys’ and accountants’ fees and out-of-pocket expenses incurred in connection with such investigation, actions, proceedings or disputes, which fees and expenses shall be periodically reimbursed to the Firm and/or to any such other Indemnified Person as they are incurred; provided, however, that the indemnity set forth herein shall not apply where a court of competent jurisdiction has made a final determination that the Firm acted in a negligent manner or engaged in gross misconduct in the performance of its services hereunder which gave rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provisions herein above set forth shall apply and The Company shall perform its obligations hereunder or reimburse the Firm and/or such other Indemnified Person periodically for its, his or their fees and expenses as they are incurred).

The Company also agrees that neither the Firm nor any Indemnified Person shall have any liability, whether direct or indirect, in contract or tort or otherwise, to the Company for, or in connection with, any act or omission to act by the Firm as a result of its engagement under this agreement, except for any such liability for losses, claims, damages, liabilities or expenses incurred that is found in a final determination by a court of competent jurisdiction to have resulted from the Firm’s negligence or misconduct.

John Lorenz, CEO
Global Recycling Technologies, Ltd.
23 September 2011

__________________________________________________________________________________________________________________

Fees

1)
The Firm will provide up to a total of 75 hours from the date you sign this agreement until December 31, 2011 or when the Company closes on its first round of financing, whichever occurs first.  The Firm’s compensation for these hours will be satisfied with the grant of options for 75,000 shares of the Company’s common stock under the existing Stock Option Plan.

2)	The options will be issued to Westrock Partners, a nominee of Conner LLP. The options are not forfeitable should either party terminate this agreement before November 15, 2012.

3)
If the hours exceed 75 hours during this period as stated above until December 31, 2011, the Firm will request the Company’s written pre-approval for any additional agreed-upon hours and the Firm will invoice the Company for these amounts and the Company agrees to pay the Firm, in cash.  The Firm’s hourly rates for any additional hours that exceed the 75 hours during this period will be discounted by at least 50% at discounted rates of $125-225 per hour depending on the professionals assigned to perform the work.

4)
After the first round of financing is received or December 31, 2011, whichever occurs first, through November 15, 2012, the Firm will provide up to 20 hours per month, non-cumulative, of professional time under this agreement at a monthly set fee of $5,000, to be paid in cash in the capacity as the Chief Financial Officer contingent upon the Company securing a sufficient amount of Directors and Officers Insurance prior to the appointment as Chief Financial Officer.

5)
If the hours exceed 20 hours during any month after the first round of financing is received or December 31, 2011, whichever occurs first, through November 15, 2012, the Firm will request the Company’s written pre-approval for any additional agreed-upon hours and the Firm will invoice the Company for these amounts and the Company agrees to pay the Firm, in cash. The Firm’s hourly rates for any additional hours that exceed the 20 hours per hour during any month will be discounted by at least 50% at discounted rates of $125-225 per hour depending on the professionals assigned to perform the work.

If there are any travel requirements during the term of this agreement outside of the Metropolitan New York Area, the Company agrees to reimburse the Firm for all out-of-pocket expenses including traveling, lodging and other expenses.

Invoices consisting of fees and expenses will be rendered on the 25th of each month starting on January 25, 2012 or in the month that the Company closes on its first round of financing, whichever occurs first and are due upon presentation except the November 2012 invoice will be rendered on November 15, 2012.  Unpaid invoices that go beyond 30 days past due are subject to a 1.5% (18% per annum) finance charge. The Firm reserves the right to halt providing professional services should invoices go unpaid longer than 30 days unless prior arrangements are made with the managing partner.

John Lorenz, CEO
Global Recycling Technologies, Ltd.
23 September 2011

__________________________________________________________________________________________________________________

Other Services

If the Company wishes to engage the Firm to perform other services including but not limited to the following, we would be delighted to determine a mutually acceptable payment arrangement.

•	Management and board level consulting on corporate governance issues,
•	Personal tax work for the officers and directors of the Company.

Please sign a copy of this agreement providing your acknowledgement and acceptance of the terms of our engagement and returning it to us along with the grant of the stock options.

We look forward to working with you and should you have any questions, please contact me directly.

Very truly yours,

CONNER LLP

/s/ KEVIN J. CONNER
Kevin J. Conner, MST, CPA
Managing Partner

ACKNOWLEDGED AND ACCEPTED:

/s/ JOHN LORENZ
Mr. John Lorenz, CEO
Global Recycling Technologies, Ltd.

September 23, 2011
Date